Exhibit 3.4

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHELL MIDSTREAM PARTNERS GP LLC

A Delaware Limited Liability Company

Dated as of

[                    ], 2014

i

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHELL MIDSTREAM PARTNERS GP LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Shell Midstream Partners GP LLC (the “Company”), dated as of [                    ], 2014, is adopted, executed and agreed to by Shell Pipeline Company LP (“SPLC”), as the sole member of the Company.

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company under the name Gutenberg 1965 Company LLC on March 19, 2014;

WHEREAS, SPLC, as the sole member of the Company, executed the Limited Liability Company Agreement of Gutenberg 1965 Company LLC, dated as of March 19, 2014 (the “Original Agreement”); and

WHEREAS, SPLC, as the sole member of the Company, deems it advisable to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPLC, as the sole member of the Company, hereby amends and restates the Original Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means (a) any United States federal, state or local law, statute or ordinance or any rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national securities exchange or trading market recognized by the Commission on which securities issued by the Partnership are listed or quoted.

“Assignee” means any Person that acquires a Member’s share of the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member shall be the shareholder, partner, member or other equity owner or owners of the dissolved Member or such other Persons to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member.

“Audit Committee” is defined in Section 7.10(b).

“Audit Committee Independent Director” is defined in Section 7.10(b).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board” is defined in Section 7.1(c).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Contribution” means, with respect to any Member, the amount of cash and cash equivalents and the net agreed value of any property (other than cash and cash equivalents) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” is defined in the Partnership Agreement.

“Company” is defined in the introductory paragraph.

“Conflicts Committee” is defined in the Partnership Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Delaware Certificate” is defined in Section 2.1.

“Director” or “Directors” means a member or members of the Board.

“Dispose,” “Disposing” or “Disposition” means with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

“Disposing Member” is defined in Section 4.1.

“Dissolution Event” is defined in Section 12.1(a).

“General Partner Interest” is defined in the Partnership Agreement.

“Governmental Authority” means any federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

“Group Member” is defined in the Partnership Agreement.

“Group Member Agreement” is defined in the Partnership Agreement.

“Indemnitee” means any of (a) the Members, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a manager, member, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, member, partner, director, officer, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.

“Member” means SPLC, as the initial member of the Company, and includes any Person hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.

“Membership Interest” means, with respect to any Member, that Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deductions and credits of, and the right to receive distributions from, the Company.

“Merger Agreement” is defined in Section 13.1.

“Notices” is defined in Section 14.2.

“Officers” is defined in Section 8.1(b).

“Original Agreement” is defined in the Recitals.

“Partnership” means Shell Midstream Partners, L.P., a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of even date herewith, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” is defined in the Partnership Agreement.

“Partnership Interests” is defined in the Partnership Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

“Plan of Conversion” is defined in Section 13.1.

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A and (b) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

“SPLC” is defined in the introductory paragraph.

“Subsidiary” is defined in the Partnership Agreement.

“Surviving Business Entity” is defined in Section 13.1.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

(b) Other terms defined herein have the meanings so given them.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, the “Delaware Certificate”) on March 19, 2014 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original Agreement.

Section 2.2 Name. The name of the Company is “Shell Midstream Partners GP LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board or the Members may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Directors may designate.

Section 2.4 Purposes and Powers. The purpose of the Company is to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership interests in, and act as the general partner of, the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5 Term. The term of the Company commenced upon the filing of the Delaware Certificate on March 19, 2014 in accordance with the Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.

Section 2.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.

ARTICLE III

MEMBERSHIP

Section 3.1 Membership Interests; Additional Members. SPLC is the sole initial Member of the Company as reflected in Exhibit A attached hereto. Additional Persons may be admitted to the Company as Members, and Membership Interests may be issued, on such terms and conditions as the existing Members, voting as a single class, may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members or Membership Interests having different (including senior) rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members in accordance with the terms of this Agreement. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.2 Access to Information. Each Member shall be entitled to receive, for any purpose reasonably related to its interest as a Member, any information that it may request concerning the Company; provided, however, that this Section 3.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

Section 3.3 Liability. Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company. The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by Applicable Law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.

Section 3.4 Withdrawal. A Member does not have the right or power to Withdraw.

Section 3.5 Meetings. A meeting of the Members may be called at any time at the request of any Member.

Section 3.6 Action by Consent of Members. Except as otherwise required by Applicable Law or otherwise provided in this Agreement, all decisions of the Members shall require the affirmative vote of the Members representing a Majority Interest present at a meeting at which a quorum is present in accordance with Section 3.8. To the extent permitted by Applicable Law, the Members may act without a meeting and without notice so long as the number of Members who own the percentage of Sharing Ratios that would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.

Section 3.7 Conference Telephone Meetings. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment or by such other means by which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum. The Members owning a majority of Sharing Ratios, present in person or participating in accordance with Section 3.7, shall constitute a quorum for the transaction of business; provided, however, that, if at any meeting of the Members there shall be less than a quorum present, a majority of the Members present may adjourn the meeting from time to time without further notice. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

ARTICLE IV

ADMISSION OF MEMBERS; DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.1 Assignment; Admission of Assignee as a Member. Subject to this Article IV, a Member may assign in whole or in part its Membership Interests. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a “Disposing Member”) has granted the Assignee either (i) all, but not less than all, of such Disposing Member’s Membership Interests or (ii) the express right to be so admitted and (b) such Disposition is effected in strict compliance with this Article IV. If a Member transfers all of its Membership Interest in the Company pursuant to this Article IV, such admission shall be deemed effective immediately upon the transfer and, immediately upon such admission, the transferor Member shall cease to be a member of the Company.

Section 4.2 Requirements Applicable to All Dispositions and Admissions. Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(a) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

(b) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition, except as otherwise may be provided in any instrument or agreement pursuant to which a Disposition of Membership Interests is effected.

(c) Agreement to be Bound. The Assignee shall execute a counterpart to this Agreement or other instrument by which such Assignee agrees to be bound by this Agreement.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital Contributions. In connection with the formation of the Company, SPLC, as the initial or organizational member of the Company, made the Capital Contribution set forth next to its name on Exhibit A.

Section 5.2 Additional Capital Contributions. The Members shall not be obligated to make additional Capital Contributions to the Company.

Section 5.3 Loans. If the Company does not have sufficient cash to pay its obligations, any Member(s) that elect(s) to do so may advance all or part of the needed funds to or on behalf of the Company. Any advance described in this Section 5.3 will constitute a loan from the Member to the Company, will bear interest at a lawful rate determined by the Members from the date of the advance until the date of payment and will not be a Capital Contribution.

Section 5.4 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article V shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act.

Section 5.5 Return of Contributions. Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions. Distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board; provided, however, that any loans from Members pursuant to Section 5.3 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.

Section 6.2 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other Applicable Law.

ARTICLE VII

MANAGEMENT

Section 7.1 Management by Board of Directors.

(a) The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.

(b) The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(c) Except to the extent specifically reserved to the Members hereunder, the Members hereby delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law, all power and authority related to the Company’s management of the business and affairs of the Partnership.

Section 7.2 Number; Qualification; Tenure.

(a) The number of Directors constituting the Board shall be at least two and no more than 12, and may be fixed from time to time pursuant to a resolution adopted by the Members. Each Director shall be elected or approved by the Members at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are duly elected and qualified.

(b) The Directors of the Company in office at the date of this Agreement are set forth on Exhibit B hereto.

Section 7.3 Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 7.4 Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 7.5 Notice. Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 7.6 Action by Consent of Board. To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 7.7 Telephone Conference Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of telephone or video conference or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 7.8 Quorum and Action. A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board shall require the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.

Section 7.9 Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by the Members. Any Director so appointed shall hold office until the next annual election and until his successor shall be duly elected and qualified, unless sooner displaced.

Section 7.10 Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by Applicable Law.

(b) The Board shall have an audit committee (the “Audit Committee”) composed of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed (each, an “Audit Committee Independent Director”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(c) The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of one Conflicts Committee Independent Director at any time where there is only one Conflicts Committee Independent Director on the Board and shall be composed of two or more Conflicts Committee Independent Directors if there is more than one Conflicts Committee Independent Director on the Board. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(d) A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by Applicable Law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 7.11 Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Members.

Section 7.12 Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 7.13 Responsibility and Authority of the Board; Director Standards of Conduct.

(a) General. Except as otherwise provided in this Agreement, the relative authority, duties and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority, duties and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided that any authority or function of the Board may be delegated by the Board to the Officers. The Officers shall be vested with such powers and duties as are set forth in Article VIII hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, any Group Member Agreement, the Act or Applicable Law. Notwithstanding any duty (including fiduciary duties) otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(b) Specified Standard. Whenever the Directors (in their respective capacities as such), make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company or the Directors are required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(c) Default Standard. To the extent that the Directors (in their capacities as such), make a determination or cause the Company to take or decline to take any other action in any circumstance not described in Section 7.13(b) under any express authorization or direction of the Members representing a Majority Interest that may be in effect from time to time, then unless another express standard is provided for in this Agreement or the Partnership Agreement or any Group Member Agreement, the Directors shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is not adverse to the best interest of the Members representing a Majority Interest and, to the fullest extent permitted by law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(d) Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Members with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Members’ interests in the Company. The type of extraordinary matter referred to in the prior sentence shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company or any Group Member; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or any material Subsidiary of the Partnership; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Company or any Group Member, viewed on a consolidated basis, in one or a series of related transactions; (iv) the issuance or repurchase of any equity interests in the Company, (v) a dissolution or liquidation of the Company or any Group Member; (vi) for so long as the Company holds “Incentive Distribution Rights” (as defined in the Partnership Agreement), a temporary or permanent reduction by the Company of the amount of “Incentive Distributions” (as defined in the Partnership Agreement) that would otherwise be distributed to the holders of the Incentive Distribution Rights; and (vii) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Members if the Board receives a written, facsimile or electronic instruction evidencing such approval from Members. To the fullest extent permitted by Applicable Law, a Director, acting as such, shall have no duty, responsibility or liability to the Members with respect to any action by the Board approved by the Members.

(e) Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Members shall have exclusive authority over the internal business and affairs of the Company that do not relate to the management and control of the business and affairs of the Partnership Group except as may be expressly authorized and directed from time to time by the Members. For illustrative purposes, the internal business and affairs of the Company where the Members shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company, (v) the voting of, or exercise of other rights with respect to, any Partnership Interests (other than the General Partner Interest) held by the Company or its Affiliates, and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of any Group Member for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership.

In addition, the Members may delegate the authority to the Board, except as such delegation may be hereafter revoked or restricted by resolution adopted by the Members and subject to Section 7.13(d), to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.

Section 7.14 Other Business of Members, Directors and Affiliates.

(a) Existing Business Ventures. The Members, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b) Business Opportunities. None of the Members, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company or any Member for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Persons.

Section 7.15 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Members hereby waive, to the fullest extent permitted by Applicable Law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

OFFICERS

Section 8.1 Officers.

(a) The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time.

(b) The officers of the Company (collectively, the “Officers”) may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. The Chairman of the Board, if any, who shall not be deemed to be an Officer unless he or she has otherwise been elected as such, shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to Section 7.13 and the specific provisions of this Article VIII. The Board may from time to time elect such other Officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company as the general partner of the Partnership. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 8.2 Election and Term of Office. The Officers shall be elected from time to time by the Board. Each Officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 8.9.

Section 8.3 Chairman of the Board. The Chairman of the Board shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.

Section 8.4 Chief Executive Officer. The Chief Executive Officer, who may also be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 8.5 President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 8.6 Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.7 Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.

Section 8.8 Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board, the Members and the Limited Partners. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal

(if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 8.9 Removal. Any Officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board whenever, in such majority’s judgment, the best interests of the Company would be served thereby. No Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 8.10 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

Section 8.11 Responsibility and Authority of Officers; Officer Standards of Conduct.

(a) General. The Officers may exercise only such powers of the Company and do such acts and things as are expressly authorized or delegated by this Agreement, the Partnership Agreement or any Group Member Agreement or by the Board. Notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of this Agreement, the Partnership Agreement or any Group Member Agreement, shall not be deemed to be a breach of any duties owed by any Officer to the Company or the Members.

(b) Specified Standard. Whenever the Officers (in their capacities as such) make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership Group for which the Company is required to act in accordance with a particular standard under the Partnership Agreement or any Group Member Agreement, as applicable, then the Officers shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by Applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(c) Default Standard. To the extent that the Officers (in their capacities as such) make a determination or cause the Company to take or decline to take any other action in any circumstance not described in Section 8.11(b), then unless another express standard is provided for in this Agreement or the Partnership Agreement or a Group

Member Agreement, the Officers shall make such determination or cause the Company to take or decline to take such other action in the subjective belief that the determination or other action is not adverse to the best interest of the Members representing a Majority Interest and, to the fullest extent permitted by law, shall not otherwise be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, the Partnership Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law or in equity.

(d) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(e) Compensation. The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

ARTICLE IX

INDEMNITY AND LIMITATION OF LIABILITY

Section 9.1 Indemnification.

(a) To the fullest extent permitted by Applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that no Member shall be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of this Section 9.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) Any amendment, modification or repeal of this Section 9.1 or any provision hereof shall be prospective only and shall not in any way terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 9.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 9.2 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Partnership Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as set forth in Article VII, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.

(c) Except as expressly set forth in this Agreement, no Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member, notwithstanding any duty otherwise existing at law or in equity, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Members or any other Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members and such other Indemnitee.

(d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

TAXES

Section 10.1 Taxes. The Company and the Members acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Members pursuant to Treasury Regulation §301.7701-3 as long as all of the Membership Interests in the Company are owned by a sole Member.

ARTICLE XI

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 11.1 Maintenance of Books.

(a) The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by Applicable Law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 11.2 Reports. The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)	the unanimous consent of the Members;

(ii)	entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(iii)	at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by Applicable Law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Members shall act as, or alternatively appoint, a liquidator (which shall be the “liquidating trustee” for purposes of the Act). The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(i)	as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)	subject to the Act, the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine)); and

(iii)	all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.

Section 12.3 Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIII

MERGER, CONSOLIDATION OR CONVERSION

Section 13.1 Authority. Subject to compliance with Section 7.13, the Company may merge or consolidate with one or more domestic corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), or convert into any such domestic entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIII. The surviving entity to any such merger, consolidation or conversion is referred to herein as the “Surviving Business Entity.”

Section 13.2 Procedure for Merger, Consolidation or Conversion.

(a) The merger, consolidation or conversion of the Company pursuant to this Article XIII requires the prior approval of a majority of the Board and compliance with Section 13.3.

(b) If the Board shall determine to consent to a merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:

(i)	the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)	the name and jurisdiction of formation or organization of the Surviving Business Entity that is to survive the proposed merger or consolidation;

(iii)	the terms and conditions of the proposed merger or consolidation;

(iv)	the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)	a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)	the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein; and

(vii)	such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.

(c) If the Board shall determine to consent to a conversion of the Company, the Board shall approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.

Section 13.3 Approval by Members of Merger, Consolidation or Conversion.

(a) The Board, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) The Merger Agreement or the Plan of Conversion, as applicable, shall be approved by the Members.

(c) After such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

Section 13.4 Certificate of Merger, Consolidation or Conversion.

(a) Upon the required approval by the Board and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act and shall have such effect as provided under the Act or other Applicable Law.

(b) A merger, consolidation or conversion effected pursuant to this Article XIII shall not (i) to the fullest extent permitted by Applicable Law, be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article XII of this Agreement or under the applicable provisions of the Act.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 14.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

Shell Midstream Partners GP LLC

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: General Counsel

To SPLC:

Shell Pipeline Company LP

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: President

Section 14.3 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.

Section 14.4 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.5 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members.

Section 14.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

Section 14.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 14.8 Venue. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware). Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware) with respect to any such claim, suit, action or proceeding and, to the fullest extent permitted by law, waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery (or other state court) of the State of Delaware.

Section 14.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.10 Waiver of Certain Rights. Each Member, to the fullest extent permitted by Applicable Law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 14.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. To the fullest extent permitted by Applicable Law, the use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of a party is expressly permitted by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER:

SHELL PIPELINE COMPANY LP
By: Shell Pipeline GP LLC, its general partner

By:
Name:
Title:

EXHIBIT A

MEMBERS

Member	Sharing Ratio	Capital Contribution
Shell Pipeline Company LP	100%	$50

EXHIBIT B

DIRECTORS

Curtis R. Frasier	Chairman of the Board of Directors

Paul R. A. Goodfellow	Director

Rob L. Jones	Director

Margaret C. Montana	Director

Gerard B. Paulides	Director

Susan M. Ward	Director